EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
ANNOUNCES COMPLETION BY ANIXTER INC. OF
5 YEAR SENIOR NOTE OFFERING
GLENVIEW, IL, March 11 , 2009 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communications and security products, electrical and electronic wire & cable, fasteners and other small parts, today announced that through its wholly owned subsidiary, Anixter Inc. it had completed an offering of 10% senior notes due 2014 having a principal amount at maturity of $200 million. The notes were priced at a discount to par that resulted in a yield to maturity of 12%. Net proceeds, after estimated expenses, from the sale of the notes were approximately $180.5 million. The proceeds will be used to pay down short term borrowings and for general corporate purposes.
Anixter International Inc. fully and unconditionally guarantees the notes, which are unsecured obligations of Anixter Inc.
Commenting on the sale of the notes, Dennis Letham, Executive Vice President – Finance said, “This sale extends the average maturities of our borrowings and provides the company with enhanced liquidity to meet these uncertain economic times. While anticipated cash flows in coming quarters together with existing available bank lines of credit gave us the projected ability to deal with a “put” right the holders of our 3.25% zero coupon convertible bonds have in July of 2009, and the annual renewal of our accounts receivable securitization facility in September of 2009, this additional capital more fully insures our ability to meet those potential liquidity events.”
Letham added, “Although there will be some earnings dilution associated with the higher cost of these borrowings in comparison to the borrowings they will be replacing, we believe it is appropriate given the added assurance and flexibility this capital offers the company in managing through this period of economic uncertainty as well as provide the availability to support future growth as the economy eventually improves.”
About Anixter
Anixter International is the world’s leading distributor of communications and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 425,000 products and over $1 billion in inventory, 3) 237 warehouses with more than 6.5 million square feet of space, and 4) locations in 271 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, changes in supplier sales strategy or financial viability, political, economic and currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, potential impairment of goodwill and risks associated with integration of acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com